UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Keros Therapeutics, Inc.

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This Schedule 14A filing consists of the following presentation distributed by Keros Therapeutics, Inc. (the “Company”) to its stockholders in connection with the Company’s 2025 Annual Meeting of Stockholders. The presentation was first used or made available on May 19, 2025.

On the Right Path to Maximizing Stockholder Value May 19, 2025

B 2 Disclaimer About Keros Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. One of Keros’ product candidates, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ second product candidate, KER-065, is being developed for the treatment of neuromuscular diseases. Keros’ most advanced product candidate, elritercept (KER-050), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis. Cautionary Note Regarding Forward-Looking Statements Statements contained in this presentation regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “continue,” “expects,” “enable,” “goal,” “potential,” “promising” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning the intended benefits and outcome of the strategic review process, our capital allocation strategy, anticipated clinical profile of our product candidates, timing of topline data readout of the TROPOS trial, expected cash runway and our continued collaboration with Takeda Pharmaceuticals. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: whether the objectives of the strategic alternative review process will be achieved; the terms, structure, benefits and costs of any strategic transaction; the timing of any transaction and whether any transaction will be consummated at all; the risk that the strategic alternatives review and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with partners, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the strategic alternatives review could divert the attention and time of the Company’s management; the risk of any unexpected costs or expenses resulting from the review; the risk of any litigation relating to the review; Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, cibotercept, KER-065 and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the risk that circumstances surrounding or leading up to our 2025 Annual Meeting may change; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies. These and other risks are described more fully in Keros’ filings with the SEC, including the “Risk Factors” section of the Company’s Quarterly Report Form 10-Q, filed with the SEC on May 6, 2025, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this presentation speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this presentation and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements. Important Additional Information and Where to Find It On April 23, 2025, the Company filed a definitive proxy statement on Schedule 14A (the "Proxy Statement") and form of accompanying proxy card with the SEC in connection with its 2025 Annual Meeting and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. This presentation is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the Proxy Statement and any amendments or supplements to the Proxy Statement and any other relevant documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://ir.kerostx.com/financials-filings/sec-filings. Certain Information Regarding Participants This presentation is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. The Company, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies for the 2025 Annual Meeting. Information regarding the names of such persons and their respective direct or indirect interests in the Company, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 23, 2025, including in the sections captioned "Compensation Discussion and Analysis," "Executive Compensation," "Non-Employee Director Compensation," "Transactions with Related Persons and Indemnification" and "Security Ownership of Certain Beneficial Owners and Management." To the extent that the Company's directors and executive officers have acquired or disposed of securities holdings since the applicable "as of" date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

B 3 Executive Summary 1 Performance Peers based on rare hematology companies with significant partnerships and clinical stage DMD peers: GERN, DYN, TRDA, KURA, DNTH. Keros has a world-class management team and Board, multiple novel therapeutic candidates addressing significant unmet patient needs, and has demonstrated strong execution of its clinical pipeline ▪ Keros has developed a portfolio of differentiated product candidates including elritercept (KER-050) (outlicensed to Takeda for $200M upfront and up to $1.1B in potential milestones) and KER-065 (Ph2 expected 1Q26), and is evaluating potential development of cibotercept (KER-012) in pulmonary arterial hypertension (PAH) and other indications ▪ Our Board is already undertaking a comprehensive review of strategic alternatives, with the goal of maximizing stockholder value, considering a sale or other business combination transaction, continued investment in the Company’s pipeline, and/or return of excess capital or any combination thereof, and expects to announce an interim update by June 9, 2025 ▪ We have the right Board in place to oversee the strategic process including significant industry experience and strategic expertise, as well as execute on the ultimate outcome of that process – and Dr. Mary Ann Gray and Dr. Alpna Seth are critical members of the Board ▪ We have substantial investor / stockholder perspectives represented on the Board, well above our peers – 44% of our Board is already comprised of investor perspectives, compared to only ~17% for the median of our performance peers1 and ~13% for our proxy peers ▪ ADAR1's demands are self-serving and disruptive to the ongoing strategic review process, and do not take into account value maximization and the best interests of all stockholders – they are embarking on a scorched earth campaign designed to eliminate all options for the Board except for an immediate liquidation strategy and therefore dictate the outcome of the strategic review Unlike other biotechnology companies considering strategic alternatives, this is not a failed company Disrupting the Board would jeopardize the ongoing strategic review process and put value creation potential at risk

B 4 Table of Contents Introduction to Keros and Our Long-Term Strategy Keros’ Board is Highly Qualified with the Right Experience to Evaluate Strategic Alternatives and Advance Our Value-Creation Strategy ADAR1’s Misleading Claims are Designed to Fit Their Self-Serving Narrative I II III

Introduction to Keros and Our Long-Term Strategy I

B 6 Overview of Keros Today – A Strong Organization Developing a Differentiated Pipeline * We plan to assess development strategy for cibotercept following topline data release of TROPOS clinical trial expected in 2Q25 We have three key assets targeting indications with high unmet clinical need – Elritercept in myelodysplastic syndromes (MDS and MF), KER-065 in Duchenne muscular dystrophy (DMD) and other rare neuromuscular disorders, and cibotercept in PAH* We have a strong cash position and disciplined approach to capital allocation – providing the Board the strategic flexibility to deploy capital towards value-enhancing propositions while retaining ability to return excess capital We have a seasoned management team that is executing on our strategy – 150+ years of combined biotech experience, primarily focused on the TGF-β space, with 100+ issued U.S. patents and co-invented two blockbuster drugs

B Compelling Clinical Profile To Date Summary of Takeda Outlicensing Terms to Keros The Elritercept Transaction Validated Our Scientific Approach and Demonstrated Our Commitment to Capital-Efficient Development ▪ On December 3, 2024, we announced we had entered into an exclusive license agreement with Takeda to develop, manufacture and commercialize elritercept globally, other than mainland China, Hong Kong, and Macau ▪ Under the terms of the agreement, Takeda is responsible for all clinical development, manufacturing and commercialization as of the effective date of the definitive agreement ▪ Financials: - Keros received an upfront payment of $200 million - Keros is eligible to receive development, commercial and sales milestone payments of up to $1.1B: $90M for development, $280M for commercial, and $740M in sales milestones - Tiered royalties on net sales in the low double-digits to high teens ▪ Open-label, two-part, Phase 2 clinical trial is evaluating elritercept in patients with very low-, low-, or intermediate-risk MDS ▪ Robust responses observed in a broad range of patients including those with high transfusion burden - 55.2% (n=48/87) of the mITT24 patients achieved an overall erythroid response over the first 24 weeks of treatment - Median duration of transfusion independence (TI) of 134.1 weeks - 39.1% (n=27/69) of the TI-evaluable patients achieved TI for at least eight weeks over the first 24 weeks of treatment ▪ Elritercept was generally well-tolerated - There were four cases of fatal treatment-emergent adverse events (“TEAEs”) in the trial that were all deemed unrelated to treatment - The most commonly reported TEAEs (in ≥15% of patients) were diarrhea, fatigue, COVID-19, dyspnea, dizziness, anemia, nausea and epistaxis 7

B 8 KER-065's Dual Inhibition Mechanism Potentially Has a Greater Effect Than Either Myostatin or Activin Inhibition Alone Potential Pharmacodynamic Effects of KER-065 ✓ Offers muscle, bone and fat benefits - Potential to increase muscle mass, decrease fat mass and improve BMD ✓ Reduce muscle injury from dystrophin deficiency - Preclinical data support reducing inflammation (even more than corticosteroids) and fibrosis ✓ Promote muscle regeneration - Mechanistic opportunity to increase regeneration and expand the population of stem cells that allow muscle to regenerate ✓ Help address underlying genetic deficiency - Preclinical data support enhancement of dystrophin expression over that from exon-skipping drugs alone - Preclinical data demonstrate monotherapy achieved upregulation of utrophin (naturally occurring substitute for dystrophin) ✓ Protect respiratory and cardiac function - Potential to slow muscle damage and reduce fibrosis that leads to increased strain on the cardio-pulmonary system and eventually contributes to early death Potentially greater effect from inhibiting activins and myostatin than myostatin alone Myostatin inhibition alone unlikely to offer these therapeutic benefits

B 9 KER-065 Phase 1 Trial Supports Advancement into Phase 2 Trial in DMD and Other Rare Neuromuscular Diseases ✓ KER-065 was generally well-tolerated, with no major safety signals observed to date - No serious adverse events or dose-limiting toxicities reported - Asymptomatic, reversible increases in hemoglobin were observed; manageable with routine lab monitoring and the dosing approach planned for Phase 2 DMD trial ✓ Pharmacokinetic profile consistent with that for a well-behaved biologic ✓ Evidence for activin inhibition across tissues of interest, at drug exposures that we anticipate targeting in DMD - Biomarkers: o Observed dose-dependent increase in BSAP (bone building) and decrease in CTX (bone breakdown) o Observed dose-dependent increase in adiponectin (calorie-burning brown fat) and decrease in leptin (fat mass) - Body composition: Observed changes (increases in bone mineral density & muscle mass and decreases in fat mass) in totality were consistent with activin inhibition We plan to engage with regulatory authorities starting in 3Q25. Subject to the outcome of these regulatory interactions, we expect to initiate a Phase 2 clinical trial of KER-065 in patients with DMD in 1Q26

We Have Received Positive Feedback from Leading DMD Experts on KER-065 Preclinical and Phase 1 Clinical Data

"KER-065 appears promising and may have the potential to benefit a broad spectrum of patients with DMD, from young ambulatory boys to older, non-ambulatory individuals." *Liesbeth De Waele, MD, Deputy Head of Clinics, Dept. of Paediatric Neurology, University Hospitals Leuven in Belgium*

"Vertebral fractures are a water-shed moment. KER-065 could help reduce these in patients with DMD." *Emma Ciafaloni, MD, Professor of Neurology and Pediatrics, University of Rochester, and Chair of the Clinical Research Committee MDSTARnet*

"These preclinical data are very exciting, and I will be delighted to see this progressing to clinic ." *Laurent Servais, MD PhD, Professor of Paediatric Neuromuscular Diseases, Oxford*

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B 11 Keros is Well-Positioned to Create Value Coming Out of the Strategic Review Process ▪ Keros’ Board acknowledges the underperformance of our stock price, driven by the cibotercept clinical setback, and is laser focused on repositioning Keros for long-term value creation through the strategic review process ▪ However, majority of peers in our IPO class have faced similar stock price pressures, and we rank among top third by performance since IPO (100)% (50)% 0% 50% 100% 150% 200% 250% Share Price Performance2 for 2020 IPO Class1 Market data as of 15-May-2025. Source: Factset. Note: 1 Peers include 70 biotechnology company IPOs in 2020. 2 Share price performance measured since IPO date. Peers that were acquired are based on cash value received plus midpoint probabliized NPV of CVR per advisors via sell-side proxy, if included as consideration. Share price performance for reverse merger transactions are adjusted based on any reverse share splits that occurred as part of the transaction. Share prices for companies that filed for bankruptcy based on day of bankruptcy announcement. Performance (12)% Peer Median (84)% Peer Average (47)%

B 12 Our Previously Announced Strategic Alternatives Review is Underway and Designed to Maximize Stockholder Value ▪ On April 10, 2025, our Board initiated a formal review process to evaluate strategic alternatives to maximize stockholder value, led by a strategic committee comprised of independent and disinterested directors to oversee the process and make a recommendation to the full Board ▪ The strategic review process is comprehensive and thorough – no stone is being left unturned - The strategic committee is considering a broad range of alternatives including but not limited to: a sale of the company or other business combination, continued investment in the Company’s pipeline, and/or return of excess capital to stockholders or any combination thereof ▪ The strategic review process is being conducted with a sense of urgency - Keros intends to provide a preliminary update regarding the status of the process no later than June 9, 2025 We believe ADAR1’s misleading campaign is a threat to this strategic alternatives review process, and any disruption to our current highly qualified Board would jeopardize the process underway to maximize stockholder value

Keros’ Board is Highly Qualified with the Right Experience to Evaluate Strategic Alternatives and Advance Our Value-Creation Strategy II

B Refreshed Board with the Right Mix of Skills to Drive Value Creation Strong Corporate Governance Practices 14 Strong Governance and Highly Qualified Board Overseeing Strategic Execution Leading Corporate Governance ▪ Ongoing Board refreshment and succession planning process led by Nominating and Corporate Governance Committee ensures: ✓ Complementary skillsets and expertise aligned with long-term company strategy and sustained stockholder value creation goals ✓ Right mix of professional and industry knowledge most critical to oversight of our business, including experience in life sciences, finance, M&A, venture capital investments, global operations, technology and/or drug discovery collaborations ✓ Highly active and engaged board with diverse range of independent perspectives ✓ 5-year average director tenure ✓ 2 new independent directors appointed in the last 2 years ✓ All directors are independent, except for CEO ✓ Lead Independent Director with a robust set of responsibilities ✓ Active stockholder engagement program ✓ Annual Board and committee self-evaluations ✓ Active Board oversight of key company risks

B 15 A Closer Look at Our Nominees – Mary Ann Gray, Ph.D. Independent Director since 2020 President, Gray Strategic Advisors ▪ Chair, Audit Committee ▪ Compensation Committee Current Public Board Experience ▪ BioAtla NASDAQ: BCAB (since 2020) ▪ Compass Therapeutics NASDAQ: CMP (since 2022) ▪ RAPT Therapeutics NASDAQ: RAPT (since 2019) Education ▪ B.S., Biology, University of South Carolina ▪ Ph.D., Pharmacology, University of Vermont ▪ Biopharmaceutical industry leader and financial analyst with scientific background and track record of overseeing the financial development of commercial stage biotechnology companies ✓ 24+ years of strategic advisory experience for biotechnology companies and leaders ✓ M&A experience following service on the boards of Senomyx and Juniper Pharmaceuticals, both of which were acquired in premium all cash transactions, and Dyax Corp., a rare disease company acquired by Shire in 2016 ✓ Covered multiple companies as a sell-side analyst and as a buyside portfolio manager (oversaw $1B+ in healthcare investments) ✓ Familiarity with scaling biopharmaceutical companies across all lifecycle stages ✓ 20+ years of public company board experience, including corporate governance, boardroom leadership, understanding of stockholder engagement and critical stakeholder relationships

B 16 A Closer Look at Our Nominees – Ran Nussbaum Independent Director since 2016 Managing Partner and Co-Founder, The Pontifax Group ▪ Compensation Committee Previous Public Board Experience ▪ UroGen Pharma NASDAQ: URGN (2013-2023) ▪ Prevail Therapeutics Inc. NASDAQ: PRVL (2018-2021) ▪ ArQule, Inc. NASDAQ: ARQL (2017-2020) ▪ Kite Pharma, Inc. NASDAQ: KITE (2013 – 2017) ▪ Biotechnology venture capital investor with understanding of early to late-stage life sciences companies ✓ 20+ years of financial and investment experience, managing a portfolio of $1.2B at a venture capital firm focused on transformative healthcare technologies ✓ Track record of overseeing M&A, IPO transactions and other high-profile exits, including his service on Kite Pharma BOD (sold to Gilead), cCAM Therapeutics (sold to Merck), ArQule (ARQL) (sold to Merck), Emergence (sold to Lilly) ✓ Strategic insight into value creation initiatives and capital allocation strategies

B 17 A Closer Look at Our Nominees – Alpna Seth, Ph.D. Independent Director since 2023 Chair, Compensation Committee ▪ Former CEO, Nura Bio Current Public Board Experience ▪ Bio-TECHNE Corporation NASDAQ: TECH (since 2017) ▪ Dr Reddy’s Laboratories NYSE: RDY (since 2023) Education ▪ M.S., Pharmacology, University of Florida ▪ Ph.D., biochemistry & molecular biology, University of Massachusetts Medical School as a Howard Hughes Medical Institute Fellow ▪ Biopharmaceutical senior executive with a proven track-record of P&L management, oversight of global operational expansion, broad drug development and leadership experience across therapeutic areas and modalities ✓ Three decades of experience in the healthcare, biotechnology and pharmaceutical industry ✓ Guided the overall drug development of Tecfidera from late-stage clinical development to commercial launch, a multibillion-dollar global neurology drug franchise ✓ International operational expertise leading the build of new businesses, including oversight of numerous Biogen commercial product launches as a senior executive ✓ Served on Board of Seagen from early 2018 until its $43B acquisition by Pfizer in December 2023 ✓ Early in her career at Biogen, she led oncology R&D which culminated in a merger with Idec Pharma to form Biogen Idec ✓ Insights into evolving drug markets and value-enhancing capital allocation strategies at biopharmaceutical companies

B 18 ▪ Keros’ Board collectively has deep and diverse range of experience across the biotechnology and pharmaceutical sectors, including drug discovery, clinical development, regulatory strategy, and commercialization ▪ All nine directors bring extensive experience in senior leadership roles at biopharma companies, including serving on boards of public and private life sciences firms, contributing to the successful development and launch of innovative therapies ▪ All nine board members bring substantial M&A experience, particularly within the life sciences sector ▪ Five out of nine directors have capital allocation experience, strengthening the Board’s ability to assess and drive stockholder returns ▪ Our Board has strong investor representation – surpassing that of our peers – with four out of nine directors representing Keros stockholders; Two of these directors are from Pontifax, the Company’s second-largest stockholder Our Board’s Combined Scientific, Operational, and Strategic Expertise Provides Strong Governance and Guidance as Keros Works to Maximize Value for Stockholders

ADAR1’s Misleading Claims are Designed to Fit Their Self-Serving Narrative III

B Keros History of Engagement With ADAR1 April 10, 2025 Co. announced strategic alternatives review process and adoption of limited duration stockholder rights plan April 11, 2025 ADAR1 filed a Schedule 13D disclosing a ~13.3% ownership stake and summarizing its April 7 letter April 29, 2025 Co. met with and notified ADAR1 that the Board will not reopen the nom. window; ADAR1 responded that Co. should return cash to stockholders and let ADAR1 add two unnamed directors to the Board, and threatened to file proxy statement if Co. did not respond by 02-May May 02, 2025 Co. responded to ADAR1 that neither of its candidates would be additive directors but noted that the Board is always open to considering and would evaluate any director candidates with complementary skills that would enhance the Board May 06, 2025 Co. notified ADAR1 that Co. could not cut short its strategic alternatives review process and offered to add mutually agreed independent to Board subject to a cooperation agreement; ADAR1 notified Co. that the settlement proposal would only be acceptable if Schneeberger was the individual added to the Board and the Board size was fixed at 10 April 7, 2025 ADAR1 privately disclosed ~11.2% ownership and demanded Co.: (1) institute an ASR/tender offer; (2) implement a RIF; (3) pursue a strategic review and (4) if attractive strategic alternatives do not materialize, liquidate April 24, 2025 ADAR1 sent letter to the Board demanding, among other things that the Board reopen the nom. window (which closed at the end of Feb-2025) to permit ADAR1 to nominate directors April 30, 2025 ADAR1 suggested Company should add its CIO, Daniel Schneeberger, as well as managing member of JFL Capital, Joseph Lawler, to the Board May 03, 2025 Co. met with ADAR1 to discuss a potential negotiated solution. ADAR1 outlined potential settlement terms: (1) reducing Co.’s burn rate to less than $50M per year, (2) returning at least $800M to stockholders, with at least $400M in cash, and (3) ADAR1 agreeing to a 2-year standstill and voting agreement 20

B 21 We Manage Our Clinical Programs With a Data-Driven Approach, and Will Inform Cibotercept Clinical Development With TROPOS Data NOAEL= no observed adverse effect level; BSAP = bone specific alkaline phosphatase; BMD = bone mineral density; MAD = multiple ascending dose Note: 1. Sannajust S et al American College of Toxicology 2024 Annual Meeting; 2. Natarajan H, et al. American Society of Bone and Mineral Research 2023 Key Theme Safety profile of cibotercept (KER-012) The Facts ✓ Chronic toxicology studies in rodents and non-human primates demonstrated a lack of any safety signal associated with pericardial effusions ✓ Preclinical safety studies established NOAEL of 50 mg/kg dosed every two weeks1 ✓ Keros completed a Phase 1 randomized, double-blind, placebo-controlled, two-part clinical trial to evaluate single and multiple ascending doses of cibotercept in healthy volunteers. The primary objectives of this trial were safety, tolerability and pharmacokinetics. In this Phase 1 clinical trial2 : ▪ Monthly dosing for 3 months was generally well tolerated at doses up to 4.5 mg/kg, and no pericardial effusions were reported in the trial ▪ Changes in bone biomarkers and bone mineral density were observed, suggesting that biological activity was demonstrated from the 0.75 mg/kg dose ✓ There is a background of pericardial effusions in PAH. In addition, many other disease states do not have such a background of pericardial effusions We manage our clinical programs dynamically, utilizing a data-driven approach to determine which product candidates to develop, which includes considering most recent data. We hope data from TROPOS sheds more light on the observation of pericardial effusions in PAH patients – we will leverage that data to inform future development plans for cibotercept.

B 22 We Are Continuing to Review Cibotercept Future Development Plans and Will Make Decisions with the Goal of Maximizing Value For Our Stockholders Key Theme Potential development path forward for cibotercept (KER-012) The Facts We expect to report data in the second quarter of 2025 from the Phase 2 TROPOS trial evaluating cibotercept in patients with PAH and we plan to evaluate the appropriate development strategy for cibotercept following that data readout ✓ Our extensive knowledge of our assets, the transforming growth factor-beta superfamily, and the process of drug development informs our decision-making process regarding when to advance the science and clinical path to pursue demonstrating proof-of-concept, balanced with the imperative of maximizing stockholder value, maintaining an efficient timeframe and cost-effective budget ✓ We believe it is critical to complete our analysis of the data from TROPOS to determine the appropriate path forward for the program, including in PAH and other potential other indications

B 23 In Phase 1, KER-065 Met Primary Objectives for Safety, Tolerability and PK/PD, with No Dose-Limited Toxicities Reported Key Theme Safety profile of KER-065 The Facts KER-065 Phase 1 Trial met key objectives for safety, tolerability, pharmacokinetics and pharmacodynamics - no dose-limiting toxicities reported ✓ KER-065 was generally well-tolerated, with no major safety signals observed to date and no serious adverse events reported ▪ Increases in hemoglobin were observed, however they were asymptomatic and reversible. This is manageable with routine lab monitoring ▪ The CK elevation to ~17,000 in one participant receiving KER-065 2.0 mg/kg was unrelated to study drug. The participant had recently undergone 45 minutes of weightlifting, and had symptoms only of mild biceps soreness after curls. CK decreased by 50% within 2 days and resolved without sequelae within 2 weeks. Participant received a subsequent dose of KER-065 and did not experience a CK elevation ▪ Modest changes in lipase were observed in some participants, which were asymptomatic and reversible ✓ The 2.0 mg/kg dose cohort in the MAD was generally well tolerated, with no dose-limiting toxicities reported ▪ It is common in Phase 1 dose escalation trials to first explore a broad range of doses, including high doses, and then complementing that with more fine-tuned evaluation of doses more likely to be pursued in future trials ▪ The decision to evaluate 1.25 mg/kg dose in MAD was not driven by any dose-limiting toxicity or major safety signal ✓ We observed increases in lean mass, decreases in fat mass and improvements in bone mineral density in healthy males. This evidence of activity was further supported by observed changes in biomarkers for these tissues

B 24 KER-065 Phase 1 Data Provided Early Evidence of Activin Inhibition in Key Tissues Associated with DMD 1. Lema E et al 2024 FASEB TGF-β Superfamily conference Key Theme Efficacy Profile of KER-065 ✓ Drawing conclusions from cross-trial comparisons is scientifically inappropriate. For example, the design and population of the taldefgrobep alfa trials were meaningfully different from the KER-065 Phase 1 trial ▪ In a head-to-head preclinical study, RKER-065, a research form of KER-065, demonstrated a greater inhibition of activin, as well as a larger effect on change in lean mass, change in lean to fat mass ratio, and functional strength as measured by evoked force in the gastrocnemius in 14-week-old C57Bl/6 mice compared to taldefgrobep alfa1 ✓ Importantly, taldefgrobep alfa is directed at myostatin inhibition, whereas KER-065 is designed to inhibit activin and myostatin ▪ Inhibition of activin, not myostatin, is the primary aim underlying our therapeutic hypothesis in DMD ✓ We believe our robust preclinical data for KER-065 highlight its potential for a wide range of therapeutic effects in DMD, such as offering muscle, bone and fat benefits, reducing the negative effects of glucocorticoid treatment (common background therapy in DMD), ameliorating inflammation, promoting muscle regeneration, and increasing dystrophin and utrophin expression. To our knowledge, many of the effects we observed are unprecedented The Facts Meaningful activin inhibition was observed in Phase 1 trial of KER-065 in key tissues of interest for DMD (including muscle, fat, and bone) and at drug exposures we expect to pursue

ADAR1 Claims About Our R&D Expenditure are Overstated When Accounting for Elritercept R&D Spend

Key Theme	The Facts
Cash burn and capital allocation	***A significant portion of our R&D expense in the last 3 years is attributable to elritercept, which is now outlicensed to Takeda***

Our LTM Quarterly Cash Burn is Under $(30)M…



33% lower
$166M
$(55)M
$112M
~$40M / quarter
~$28M / quarter
ADAR1 Claimed LTM Cash Burn
Elritercept R&D
Effective Pro Forma LTM Cash Burn

Pro forma excludes $55M in LTM GAAP R&D for elritercept

… And Elritercept Was 25%+ of Our Annual R&D Expense



Elritercept R&D
Other R&D
28%
72%
30%
70%
26%
74%
FY22
FY23
FY24

Source: Publicly filed financings.

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B The Board adopted a stockholder rights plan to disenfranchise stockholders The Board adopted the rights plan in response to significant and rapid accumulations of the Company’s common stock by a number of investors who have indicated a desire to influence the control of Keros – including ADAR1. The rights plan is designed to prevent any attempts to take control of the company without paying stockholders an appropriate control premium The rights plan is also intended to help ensure that all interested parties have the opportunity to participate fairly in the strategic review process and to provide the Board time to make informed decisions The rights plan does not preclude the Board from engaging with parties or considering proposals or other strategic alternatives that it believes recognize the full value of the Company and are in the best interests of Keros and all stockholders The rights plan is set to expire on April 9, 2026 – and it was ultimately designed to protect the interests of the Company and all stockholders The Board blocked stockholder nominations after material business updates Following the strategic review announcement on April 10, the Company promptly reached out to ADAR1 to schedule a time to speak with the goal of furthering a constructive, private engagement ADAR1 never submitted a director nomination notice for the 2025 annual meeting within the corresponding window (January 30, 2025 – February 28, 2025) Our director nomination window, which exists to ensure that the Board has a reasonable opportunity to thoughtfully consider any stockholder nominations and help ensure that stockholders can make informed voting decisions, is clearly disclosed in our proxy statement each year, and our advance notice procedure is typical of other Delaware-incorporated companies Keros rejected ADAR1’s requests to engage with independent directors The Company has attempted to maintain constructive, private dialogue with ADAR1 including multiple meetings and direct communications with our lead independent director Keros rejected ADAR1’s request for board representation ADAR1 suggested two fund principals (i.e. ADAR1 founder Daniel Schneeberger and his former boss) for consideration as potential board members – investor perspectives are already well-represented through existing investor representatives on the Board In fact, 44% of our board is already comprised of investor perspectives. This is compared to only ~17% for the median of our performance peer group1 , and only 13% for our proxy peers After reviewing the two candidates, the Board determined that neither would be additive to the existing Board from a skills or experience perspective at this time ADAR1’s Claims The Reality Keros Has Always Acted in the Best Interests of All Stockholders 1 Performance Peers based on rare hematology companies with significant partnerships and clinical stage DMD peers: GERN, DYN, TRDA, KURA. DNTH. 26

B 27 Conclusion Management and Board have overseen the development of three key assets targeting indications with high unmet medical need which already led to the successful out-licensing of elritercept We have substantial investor and stockholder perspectives represented on the Board Our Board is already undertaking a strategic review with the goal of maximizing stockholder value We have the right Board in place to oversee the strategic process and execute on the ultimate outcome of that process We believe ADAR1’s misleading campaign is a threat to the strategic alternatives review process, and any disruption to our current highly qualified Board would jeopardize the process underway to maximize stockholder value